Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8
(Form type)

Raymond James Financial, Inc.
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(c),(h)	18,000,000 (3)	$105.945	$1,907,010,000.00	$0.0001102	$210,152.50
Total Offering Amounts					$1,907,010,000.00		$210,152.50
Total Fee Offsets							$0
Net Fee Due							$210,152.50

(1) This Registration Statement also covers an indeterminate number of shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”), which may be issuable pursuant to the Raymond James Financial, Inc. Amended and Restated 2012 Stock Incentive Plan (as amended from time to time, the “Plan”) as a result of stock splits, stock dividends and anti-dilution provisions and other terms, in accordance with Rule 416(a) and (c) under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and (h) under the Securities Act based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on March 2, 2023.

(3) This total represents the increase in the maximum number of shares authorized for issuance under the Plan from 78,365,916 (4) shares, which were previously registered and issuable pursuant to the Plan, to 96,365,916.

(4) As adjusted for the Company’s 3-for-2 stock split by means of a stock dividend effected on September 21, 2021.